Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-271827, 333-267052, and 333-250045) on Form S-3, and (Nos. 333-265088 and No. 333-251771) on Form S-8 of our reports dated February 28, 2024, with respect to the consolidated financial statements of Lordstown Motors Corp.

/s/KPMG LLP

Cleveland, Ohio
February 28, 2024